Exhibit 10.1

Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT entered into as of this 22nd day of January, 2013 (the “Release Agreement”) by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (“Company”), and Carl W. Hull (the “Executive”).

RECITAL

WHEREAS, Executive and Company entered into that certain Retention and Severance Agreement dated July 10, 2012 (the “Retention Agreement”);

WHEREAS, Executive and Hologic entered into that certain Employee Intellectual Property Rights and Nonsolicitation Agreement, dated July 10, 2012 (the “IP Agreement”); and

WHEREAS, Executive and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Executive’s resignation from employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Separation Date. Executive shall cease to be an employee of Company as of February 15, 2013 (the “Separation Date”) provided that this Release Agreement is not revoked in accordance with Section 8 herein. The Executive shall execute and deliver a letter of resignation to Company in substantially the form attached as Exhibit A hereto and dated as of the Separation Date. The parties mutually agree that Executive’s resignation shall be deemed to be for “Good Reason” as that term is defined in the Retention Agreement and that any notice and cure periods required therein are deemed satisfied.

2. Severance. In consideration of Executive’s accepting and not revoking this Release Agreement:

(a) In addition to the Company’s payment to Executive of all “Accrued Compensation,” as that term is defined in the Retention Agreement, on the Separation Date (or, in the case of any previously unreimbursed business expenses, as promptly as feasible following the Separation Date, subject to Company policies), Company shall pay Executive a lump sum cash payment equal to $2,400,000.00 upon the six-month anniversary of the Separation Date provided that this Release Agreement was not revoked by the Executive in accordance with Section 8. The payments indicated in this Section 2(a) hereof shall be net of all other withholdings required by law, including, without limitation, applicable federal and state taxes. The Company shall pay the Retention Bonus and fully vest the Restricted Stock Units as such terms are defined in the Retention Agreement within three (3) business days following expiration of the revocation date set forth in Section 8 and provided that this Release Agreement was not revoked.

3. Executive Release.

(a) In consideration for, among other things, the payments to be made pursuant to Section 2(a) above, Executive, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges, to the extent permitted by law, the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Executive signs this Release Agreement, but otherwise including, without limitation, any claims arising out of or relating to Executive’s employment with and termination of employment from the Company Corporation, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, unvested stock, unvested stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the above, nothing in this release is intended to release or waive your right to COBRA, unemployment insurance benefits, any other vested retirement benefits or vested equity awards (including, without limitation, any deferred stock issuance), the right to seek enforcement of this Agreement or any rights referenced in Section 5 below, all of which are expressly excepted from the scope of this release.

(b) For the purpose of implementing a full and complete release, Executive expressly acknowledges that the releases he gives in this Release Agreement are intended to include in their effect, without limitation, claims that he did not suspect to exist in his respective favor at the time of the Separation Date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have effected the settlement of this matter, and that the consideration given by the Company is also for a release of those claims and contemplates the extinguishment of any such unknown claims by Executive. In furtherance of this Release Agreement, Executive specifically waives any rights provided by California Civil Code section 1542 or other similar statutes. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Company Release. In consideration of the Release provided by the Executive in Section 3 above, Company hereby releases and discharges, to the extent permitted by law, the Executive from any and all claims, demands, actions and liabilities and other claims for relief or remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Executive signs this Release Agreement; provided, however, nothing herein shall eliminate or limit Executive’s personal liability for any acts or omissions that were not in good faith or which involved intentional misconduct or knowing violation of the law.

5. Survival. It is understood and agreed that, with the exception of (i) obligations set forth or confirmed in this Agreement, (ii) obligations of Executive under the IP Agreement, (iii) the Consulting Agreement entered into by and between the Company and the Executive, and (iv) any of the Executive’s rights to indemnification as provided in Company’s certificate of incorporation, bylaws (it being acknowledged and agreed by the Executive that, as of the date of this Release Agreement, there are no amounts owing to the Executive pursuant to any such indemnification rights), all which shall remain fully binding and in full effect subsequent to the execution of this Release Agreement, the release set forth in the preceding Section 3 is intended and shall be deemed to be a full and complete release of any and all claims that Executive or Releasing Parties may or might have against Releasees, or that the Company may have against the Releasing Parties, arising out of any occurrence on or before the Execution Date and said Release Agreement is intended to cover and does cover any and all future damages not now known to Executive or which may later develop or be discovered, including all causes of action arising out of or in connection with any occurrence on or before the Execution Date.

6. Exceptions. This Release Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts, or (ii) preclude Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

7. ADEA Release. By signing and returning this Release Agreement, Executive acknowledges that Executive:

(a) has carefully read and fully understands the terms of this Release Agreement;

(b) is entering into this Release Agreement voluntarily and knowing that Executive is releasing claims that Executive has or believes Executive may have against the Releasees; and

(c) has obtained advice of counsel with respect to the negotiation and execution of this Release Agreement.

8. ADEA Revocation. Executive acknowledges that he has been given the opportunity to consider this Release Agreement for twenty-one (21) days before signing it. For a period of seven (7) days from the date Executive signs this Agreement, Executive has the right to revoke this Release Agreement by written notice to the undersigned. This Release Agreement shall not become effective or enforceable until the expiration of the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

9. Public Statement. Executive hereby agrees that he will refrain from making any derogatory or false statements with respect to the Company or any of their officers, directors, Executives, advisors, customers, shareholders or other related or affiliated parties or any other Releasees. The Company hereby agrees that it shall direct its officers, directors, shareholders or other related or affiliated parties to refrain from making any derogatory or false statements with respect to Executive.

10. Confidentiality. By employment with Company, Executive has had, or will have, contact with and has gained or will gain knowledge of certain confidential and proprietary information and trade secrets, including without limitation, analyses of Company’s prospects and opportunities; programs (including advertising); direct mail and telephone lists, customer lists and potential customer lists; Company’s plans for present and future developments; marketing information including strategies, tactics, methods, customer’s market research data; financial information, including reports, records, costs, and performance data, debt arrangements, holdings, income statements, annual and/or quarterly statements and accounting records and/or tax returns; operational information, including operating procedures, products, methods, service techniques, “know-how”, tooling, plans, concepts, designs, specifications, trade secrets, processes, methods and suppliers; technical information, including computer software programs; research and development projects; product formulae, processes, inventions, designs, or discoveries, which information Company treats as confidential. Executive agrees that Executive will not communicate or disclose to any third party or use without the written consent of Company, any of the aforementioned information or material, except as required or otherwise authorized by law, unless and until such information or material becomes generally available to the public through sources other than Executive.

Executive will deliver to Company all property, documents, or materials in his possession or custody, of any nature belonging to Company whether in original form or copies of any kind, including any trade secrets and proprietary information upon the Separation Date, excepting therefrom only personal compensation and employee benefits information.

11. Assignment. Executive hereby represents and warrants to Company that Executive has not assigned any claim that Executive may or might have against Company, from which Company would otherwise be released pursuant to this Release Agreement, to any third party.

12. Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of California, without giving effect to conflict of laws principles.

13. Voluntary Assent. The Executive confirms that no other promises or agreements of any kind have been made by any person to cause him to sign this Release Agreement except as otherwise as noted herein, and that he fully understands the meaning and intent of this Release Agreement. Executive agrees that this is the entire agreement and understanding between Company and him or herself.

14. Severability. The provisions of this Release Agreement are severable. If any provision of this Release Agreement is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Release Agreement.

15. Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company send c/o Hologic, Inc. at:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attention: David Brady, Senior Vice President

Facsimile No: (781) 280-0674

Email Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Carl W. Hull

with a copy to:

James L. Morris

Rutan & Tucker, LLP

611 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

E-Mail Address: JMorris@rutan.com

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 15 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

16. Entire Agreement. This Release Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including without limitation, the Retention Agreement, provided, however, that the IP Agreement shall remain in full force and effect.

17. Remedies. Any breach or threatened breach by the Executive of the provisions of this Release Agreement could result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. In such event, the Company shall be entitled to seek injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper). Any breach or threatened breach by the Company of the provisions of this Release Agreement could result in irreparable and continuing damage to the Executive for which there is no adequate remedy at law. In such event, the Executive shall be entitled to seek injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper).

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Release Agreement as of the date first written above.

/s/ Carl W. Hull
Carl W. Hull

HOLOGIC, INC.

By:	/s/ Mark J. Casey
Name:	Mark J. Casey
Title:	Chief Administrative Officer, Senior Vice President, General Counsel

Exhibit A

Letter of Resignation

February 15, 2013

Hologic, Inc.

c/o Mr. David Brady

35 Crosby Drive

Bedford, MA 07130

To the Board of Directors of Hologic, Inc. (the “Company”):

I, Carl W. Hull, hereby resign from the Board of Directors, any and all committees on which I may serve, and any and all positions held by me as an Officer of all direct or indirect subsidiaries of the Company (if I serve on such Board of Directors and in such an Officer capacity), including, but not limited to, the subsidiaries of the Company listed on Exhibit A attached hereto. My resignation shall be effective on February 15, 2013.

Sincerely,

Carl W. Hull